UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF

DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 000-55445

Dream Homes and Development Corp.
(Exact name of registrant as specified in its charter)

314 South Main St., Forked River, NJ 08731 (609) 693-8881

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common and Preferred Stock

(Title of each class of securities covered by this Form)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☒
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☐
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☐
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: 77

Explanatory Note: The purpose of this Amendment No. 1 on Form 15/A is to correct the approximate number of holders of record from 462 to 77.

Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: July 22, 2026	By:	/s/ Vincent Simonelli
Chief Executive Officer

Dream Homes and Development Corp.
(Exact name of registrant as specified in its charter)

314 South Main St., Forked River, NJ 08731

(609) 693-8881

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common and Preferred Stock

(Title of each class of securities covered by this Form)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☒
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☐
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☐
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: 462

Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: May 21, 2026	By:	/s/ Vincent Simonelli
Chief Executive Officer

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